CERTIFICATE OF INCORPORATION

OF

FACIBLE BIODIAGNOSTICS, INC.

The undersigned Incorporator, desiring to form a corporation pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

ARTICLE I

NAME

The name of the Corporation is Facible BioDiagnostics, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The Registered Office of the Corporation in the State of Delaware is located at 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Zip Code 19808. The name of the Registered Agent at such address upon whom process against this Corporation may be served is Corporation Service Company.

ARTICLE III

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware. The Corporation shall have all powers that may now or hereafter be lawful for a corporation to exercise under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

(A)      Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock of all classes of capital stock that the corporation is authorized to issue is 140,000,000 shares. The authorized capital stock is divided into 102,384,379 shares of which are designated Class A Common Stock having a par value of $0.001 per share, 18,775,000 shares of which are designated Class B Common Stock having a par value of $0.001 per share, and 18,840,621 shares of Preferred Stock having a par value of $0.001 per share.

(B)       Common Stock. Except as otherwise provided for by this Certificate of Incorporation and any resolution or resolutions of the Board of Directors pursuant to this Article IV with respect to the issuance of any series of Preferred Stock or by the General Corporation Law of the State of Delaware, the holders of outstanding shares of Class A Common Stock together with the holders of the outstanding shares of Class B Common Stock shall have the exclusive right to vote on all matters requiring stockholder action. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of Preferred Stock that may be required) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

1.           Class A Common Stock.

a.	Voting. On each matter on which holders of Class A Common Stock are entitled to vote, each outstanding share of Class A Common Stock will be entitled to one (1) vote.

b.	Dividends; Liquidation. Subject to the rights of holders of any series of outstanding Preferred Stock, only the holders of shares of Class A Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary.

2.           Class B Common Stock.

a.	Election of Directors. The holders of record of the shares of Class B Common Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation.

b.	Voting. On each matter on which holders of Class B Common Stock are entitled to vote, each outstanding share of Class B Common Stock will be entitled to nine (9) votes.

c.	Dividends; Liquidation. Except as provided in Section (B)3 below, shares of Class B Common Stock shall not be entitled to any dividends or other distributions, including upon liquidation, dissolution or winding up of the affairs of the Corporation.

d.	Ownership. No person may be a holder of any Class B Common Stock unless such person is a holder of Class A Common Stock.

e.	Transferability. Class B Common Stock may not be transferred. “Transfer” means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, a transfer of shares to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, voting control over a share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section:

i.	the granting of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders; or

ii.	entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are Class B Common Stock stockholders, that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of Class B Common Stock at any time, and (C) does not involve any payment of cash, securities, property or other consideration to the holder of Class B Common Stock other than the mutual promise to vote shares in a designated manner.

In the event a shareholder transfers his or her shares of Class A Common Stock, the equivalent amount of his or her Class B Common Stock shall automatically be extinguished with no further action need be taken by the shareholder or the Corporation. Notwithstanding the aforementioned, holdings of Class B Common Stock shall not be extinguished as a result of the following transfers:

i.	A transfer of both the applicable shareholder’s Class A Common Stock and Class B Common Stock to a trust for the sole benefit of the applicable shareholder; or

ii.	A transfer of both the applicable shareholder’s Class A Common Stock and Class B Common Stock to another shareholder who holds Class A Common Stock and Class B Common Stock.

f.	Amendments. The Corporation shall not, without the prior affirmative vote (either at a meeting or by written consent) of the holders of 66-2/3% of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of this Certificate inconsistent with or otherwise alter, any provision of this Certificate that modifies the voting, par value, powers, preferences, special rights, privileges or restrictions of the Class B Common Stock.

3.           Distributions Payable in Securities of the Corporation. The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Corporation from declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock.

4.           General. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock and Class B Common Stock will vote together and not as separate series or classes. There shall be no cumulative voting. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or subdivides or combines the outstanding shares of Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock or, in the case of a class or series of Common Stock, such class or series, then outstanding) by (in addition to any vote of the holders of one (1) or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation or a Certificate of Designation, defined below) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the voting power represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware; provided, that the number of authorized shares of Class B Common Stock shall not be increased or decreased without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class.

(C)       Preferred Stock

1.      Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, if any, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series, adopted by the Board of Directors as hereinafter provided.

2.      Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to the provisions of this Article IV and to the limitations prescribed by the General Corporation Law of the State of Delaware, to authorize by resolution or resolutions from time to time the issuance of one or more series of Preferred Stock out of the authorized but unissued shares of Preferred Stock and with respect to each such series to fix, by filing a certificate of designation (such certificate being referred to herein as a “Certificate of Designation”) pursuant to the General Corporation Law of the State of Delaware setting forth such resolution or resolutions and providing for the issuance of such series, the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(i)          the designation of such series;

(ii)        the number of shares of such series, which number the Board of Directors may thereafter (except where otherwise provided in the certificate of designation for such series) increase or decrease (but not below the number of shares of such series then outstanding);

(iii)      the dividend rate, if any, payable to holders of shares of such series, any conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

(iv)      whether the shares of such series shall be subject to redemption by the Corporation, in whole or in part, at the option of the Corporation or of the holder thereof, and, if made subject to such redemption, the times, prices, form of payment and other terms and conditions of such redemption;

(v)        the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(vi)      whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Corporation or any other security, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchanges;

(vii)    the extent, if any, to which the holders of shares of such series shall be entitled to vote generally, with respect to the election of directors, upon specified events or otherwise;

(viii)  the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(ix)      the rights and preferences of the holders of the shares of such series upon any voluntary or involuntary liquidation or dissolution of, or upon the distribution of assets of, the corporation.

3.      The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with or be junior to any other series of Preferred Stock to the extent permitted by law and the terms of any other series of Preferred Stock.

ARTICLE V

BOARD OF DIRECTORS

(A)      Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors shall be expressly authorized to:

1.      determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the corporation;

2.      establish one or more committees of the Board of Directors, by the affirmative vote of a majority of the entire Board of Directors, to which may be delegated any or all of the powers and duties of the Board of Directors to the fullest extent permitted by law; and

3.      exercise all such powers and do all such acts as may be exercised by the corporation, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation, and the bylaws of the corporation (as the same may be amended and/or restated from time to time, the “Bylaws”).

(B)       Number of Directors. The number of directors constituting the entire Board of Directors shall be fixed from time to time exclusively by a vote of a majority of the Board of Directors in the manner provided in the Bylaws.

(C)       Vacancies. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock to elect directors, any vacancies on the Board of Directors for any reason, including from the death, resignation, disqualification or removal of any director, and any newly created directorships resulting by reason of any increase in the number of directors shall be filled exclusively by the Board of Directors, acting by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. Any directors elected to fill a vacancy shall hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

(D)      Removal of Directors. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting as a single class.

ARTICLE VI

LIMITATION OF LIABILITY, INDEMNIFICATION AND INSURANCE

(A)      Limitation of Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the General Corporation Law of Delaware as the same now exists or hereafter may be amended.

(B)       Indemnification. The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

(C)       Insurance. The Corporation shall have the power to maintain insurance on behalf of any and all persons whom it shall have power to indemnify as discussed above against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability.

Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI, in respect of any matter occurring, or any cause of action, suit, claim or proceeding that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

AMENDMENT OF BYLAWS

(A)      Amendment by the Board of Directors. In furtherance, and not in limitation, of the powers conferred upon it by law, the Board of Directors is expressly authorized and empowered to amend,

alter, change, adopt or repeal the Bylaws of the corporation; provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted.

(B)       Amendment by Stockholders. In addition to any requirements of the General Corporation Law of the State of Delaware (and notwithstanding the fact that a lesser percentage may be specified by the General Corporation Law of the State of Delaware), unless otherwise specified in the Bylaws, the affirmative vote of the holders of a majority of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to amend, alter, change, adopt or repeal any Bylaws of the Corporation.

ARTICLE VIII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation hereby reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the General Corporation Law of Delaware may be added or inserted, in the manner now or hereafter prescribed by the General Corporation Law of Delaware, and all rights, preferences and privileges of whatsoever nature conferred on stockholders, directors or any other persons whomsoever therein granted are subject to this reservation.

ARTICLE IX

NAME AND MAILING ADDRESS OF INCORPORATOR

The name and mailing address of the Incorporator is as follows:

Steven Burden

366 SW 5th Ave Suite 104

Meridian, Idaho 86462

By:

Incorporator

Name: Steven Burden

CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK

OF

FACIBLE BIODIAGNOSTICS, INC.

Pursuant to Section 151 of the Delaware General Corporation Law, Facible BioDiagnostics, Inc., a corporation organized and existing under the Delaware General Corporation Law (the "Company"),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, and pursuant to Section 151 of the Delaware General Corporation Law, the Board of Directors, by unanimous written consent of all members of the Board of Directors on April 25, 2022, duly adopted a resolution providing for the issuance of a series of 18,840,641 shares of preferred stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of Facible BioDiagnostics, Inc. (the "Company") by the provisions of the Certificate of Incorporation of the Company, 18,840,641 shares of preferred stock, par value $0.001 per share, of the Company be, and it hereby is, established (the “Preferred Stock”), of which 6,312,500 shares shall be designated as Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), 7,119,048 shares shall be designated as Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”), and 5,409,073 shares shall be designated as Series A-3 Preferred Stock (the “Series A-3 Preferred Stock”); and

FURTHER RESOLVED, that the Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below:

Section 1. DESIGNATION OF SERIES; RANK. The shares of such series shall be designated as the "Series A Preferred Stock" and the number of shares initially constituting such series shall be up to 18,840,641. The Preferred Stock, with respect to distributions upon liquidation, dissolution or winding up, ranks (i) junior to any series of preferred stock of the Company the terms of which specifically provide that such series ranks senior to the Preferred Stock (the "Senior Stock"), (ii) PARI PASSU with any other series of preferred stock of the Company the terms of which specifically provide that such series ranks PARI PASSU with the Preferred Stock (the "Parity Stock") and (iii) senior to the Class A Common Stock, par value $0.001 per share, and the Class B Common Stock, par value $0.001 per share, of the Company (collectively, the "Common Stock") and any series of preferred stock the terms of which specifically provide that such series ranks junior and subordinate to the preferred Stock (the "Junior Stock"). So long as any shares of Preferred Stock remain outstanding, the Company's Certificate of Incorporation shall specify that any other class or series of stock issued, other than Common

Stock, is either Senior Stock, Parity Stock or Junior Stock. The Preferred Stock shall be subject to the creation of Senior Stock, Parity Stock and Junior Stock.

Section 2. DIVIDENDS. No dividends will be paid on the Preferred Stock and the holders of Preferred Stock shall not be entitled to receive any dividends paid on the Common Stock.

Section 3. LIQUIDATION PREFERENCE

3.1 PREFERENTIAL PAYMENTS TO HOLDERS OF PREFERRED STOCK. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) one (1) times the Original Issue Price, or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such liquidation, dissolution, or winding up of the Company (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Section 3.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The “Original Issue Price” shall mean, with respect to Series A-1 Preferred Stock, $0.08 per share, with respect to Series A-2 Preferred Stock, $0.21 per share, and with respect to Series A-3 Preferred stock, $0.5158 per share.

3.2       PAYMENTS TO HOLDERS OF COMMON STOCK. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment in full of all Liquidation Amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

Section 4. VOTING.

4.1 VOTING RIGHTS. The holders of the Preferred Stock are entitled to one (1) vote for each share of Preferred Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Preferred Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation or this Certificate of Designation that relates solely to the terms of one (1) or more outstanding class(es) of Common Stock if the holders of such affected class(es) are entitled, either separately or together with the holders of one (1) or more other such class(es), to vote thereon pursuant to the Certificate of Incorporation, this Certificate of Designation, or pursuant to the Delaware General Corporation Law.

4.2 ELECTION OF DIRECTORS. For so long as any shares of the Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to elect one (1) director (the “Preferred Director”) to serve on the Company's Board of Directors. From and after such election such director shall serve until his or her successor has been elected and qualified. Cumulative voting by holders of Preferred Stock is prohibited. Upon any vacancy on the Board of Directors caused by the death or resignation of a director so elected, the Board of Directors shall promptly appoint to fill such vacancy any qualified person designated in writing by the holders of more than 50% of the then outstanding Preferred Stock. The term of office of the director designated by the holders of the Preferred Stock will terminate immediately upon there being no shares of Preferred Stock remaining outstanding.

4.3 AMENDMENTS TO ARTICLES AND BYLAWS. So long as Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Certificate of Incorporation or the bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Preferred Stock or (ii) effect any reclassification of the Preferred Stock.

4.4 AMENDMENT OF RIGHTS OF PREFERRED STOCK. The Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Preferred Stock, amend, alter or repeal any provision of this Certificate of Designation, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Preferred Stock.

Section 5. REDEMPTION. Neither the Company nor the holders of the Preferred Stock are entitled to any redemption rights with respect to the Preferred Stock.

Section 6. CONVERSION RIGHTS. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

6.1 Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into one (1) fully paid and nonassessable share of Class A Common Stock (the "Conversion Rate"). Such initial Conversion Rate, and the rate at which shares of Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below. In the event of a liquidation of the Company, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Preferred Stock.

6.2 Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of fractional shares to which the holder would otherwise be entitled, the number of shares of Class A Common Stock to be issued upon conversion of the Preferred Stock shall be rounded to the nearest whole share.

6.3 Mechanics of Conversion.

(i)          In order to convert shares of Preferred Stock into shares of Class A Common Stock, the holder shall surrender the certificate or certificates for such shares of Preferred Stock, if any, at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or the Company shall be the conversion date ("Conversion Date"). The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or to his, her or its nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii)        The Company shall at all times during which the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Rate below the then par value of the shares of Class A Common Stock issuable upon conversion of the Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Class A Common Stock at such adjusted Conversion Rate.

(iii)      All shares of Preferred Stock, which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized

Preferred Stock accordingly.

6.4 Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after this Certificate of Designation is filed with the Delaware Secretary of State (the "Original Issue Date") effect a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately adjusted. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately adjusted. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

6.5 Adjustment for Reclassification, Exchange, or Substitution. If the Class A Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets for below), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Class A Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

6.6 Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company to another corporation, then each share of Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Class A Common Stock of the Company deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6 set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

6.7 No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

6.8 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Rate then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Preferred Stock. Despite such adjustment or readjustment, the form of each or all Preferred Stock Certificates, if the same shall reflect the initial or any subsequent conversion price, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions of this Certificate of Designation, which shall control.

6.9 Notice of Record Date. In the event:

(i)          that the Company subdivides or combines its outstanding shares of Common Stock;

(ii)        of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Company into or with another corporation, or of the sale of all or substantially all of the assets of the Company; or

(iii)      of the involuntary or voluntary dissolution, liquidation or winding up of the Company; then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock, and shall cause to be mailed to the holders of the Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating:

(A)         the record date of such subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such subdivision or combination are to be determined, or

(B)          the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

Section 7. STATUS OF REACQUIRED SHARES OF PREFERRED STOCK. Shares of Preferred Stock issued and reacquired by the Company shall not be reissued by the Company as shares of Preferred Stock but shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, subject to later issuance.

Section 8. PREEMPTIVE RIGHTS. The holders of shares of Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Company.

Section 9. NOTICES. Any notice required hereby to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

IN WITNESS WHEREOF, the Company has caused this statement to be duly executed by its Chief Executive Officer this 25th day of April, 2022.

FACIBLE BIODIAGNOSTICS, INC.

By:

Steven Burden, Chief Executive Officer

FACIBLE BIODIAGNOSTICS LLC

PLAN OF CONVERSION

This document dated April 25, 2022, constitutes the Plan of Conversion (the “Plan”) for the conversion (the “Conversion”) of FACible BioDiagnostics LLC, a Delaware limited liability company, to Facible BioDiagnostics, Inc., a Delaware corporation.

DECLARATIONS

The purpose of this Plan is to set forth the terms upon which FACible BioDiagnostics LLC, formed on March 28, 2019, as a Delaware limited liability company, shall convert into Facible BioDiagnostics, Inc., a Delaware corporation, and all Membership Interests in FACible BioDiagnostics LLC shall convert into shares of Facible BioDiagnostics, Inc. common stock (the “Facible Common Stock”) as set forth in this Plan. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the FACible BioDiagnostics LLC Limited Liability Company Agreement dated January 1, 2020, as amended from time to time (the “LLC Agreement”).

I.	Name of the Converting Entity.

The name of the converting entity is FACible BioDiagnostics LLC (the “Company”).

II.	Name of the Resulting Entity.

The name of the Delaware corporation resulting from the Conversion is Facible BioDiagnostics, Inc. (“Facible”).

III.	Approval of Conversion.

Section 265 of the Delaware General Corporation Law (the “DGCL”) and Section 18-216 of the Delaware Limited Liability Company Act allow for the conversion of a Delaware limited liability company into a Delaware corporation. In accordance with the DGCL and the LLC Agreement, the Conversion and the Plan have been approved by the unanimous written consent of all the members of the board of directors of the Company (the “Board”) and the unanimous written consent of Members holding Common Units (excluding Incentive Units) entitled to vote (the “Requisite Members”).

IV.	Effectiveness of Conversion.

Pursuant to Section 265 of the DGCL, the Company shall cause to be filed with the Delaware Secretary of State a certificate of conversion in substantially the form attached hereto as Exhibit A (the “Certificate of Conversion”) providing for the Conversion. The Conversion shall become effective upon filing (the “Conversion Effective Time”).

V.	Certificate of Incorporation; Bylaws; Directors; Officers.

A.               Pursuant to Section 265 of the DGCL, concurrent with the filing of the Certificate of Conversion, the Certificate of Incorporation of Facible shall be filed with the Delaware Secretary of State in substantially the form attached hereto as Exhibit B (the “Certificate of Incorporation”).

B.               Concurrently with or immediately after the filing of the Certificate of Conversion and the Certificate of Incorporation, the Certificate of Designation of Facible shall be filed with the Delaware Secretary of State in substantially the form attached hereto as Exhibit C (the “Certificate of Designation”).

C.               The bylaws of Facible shall be in substantially the form attached hereto as Exhibit D (the “Bylaws”).

D.               Subject to applicable law, the members of the board of directors and officers of Facible shall be those individuals set forth in Exhibit E, and they shall hold their respective office(s) until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

VI.	Conversion.

All of the Common Units (including Incentive Units) outstanding as of immediately prior to the Conversion Effective Time shall, as of the Conversion Effective Time, by virtue of the conversion and without any action on the part of any holder thereof, be canceled and extinguished and converted into the right to receive Facible Common Stock as set forth in Exhibit F. All of such outstanding Common Units, when so converted, shall no longer be outstanding and shall automatically be canceled and the former holders thereof shall cease to have any rights with respect thereto, except the right to receive the Facible Common Stock specified below. Upon issuance pursuant to the Conversion, all shares of Facible Common Stock will be duly authorized, validly issued, fully paid and non-assessable. All shares of Facible Common Stock, if certificated, shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE

REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

Such restrictive legend shall be removed in connection with (i) any transfer to the public in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”)); (ii) any transfer pursuant to an effective registration statement under the 1933 Act; or (iii) any transfer in connection with which the transferring stockholder delivers to Facible any opinion of counsel reasonably acceptable to Facible to the effect that the transferee would be entitled to transfer such securities in a public sale without registration under the 1933 Act.

VII.	Effect of Conversion

A.               On and after the Conversion Effective Time, the Company shall continue its existence in the organizational form of a Delaware corporation. All of the rights, privileges and powers of the Company and all property and all debts due to the Company, as well as all other things and causes of action belonging to the Company, shall remain vested in Facible and shall be the property of Facible. All rights of creditors and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities, duties and obligations of the Company shall remain attached to Facible and may be enforced against Facible to the same extent as if said debts, liabilities, duties and obligations had originally been incurred or contracted by Facible in its capacity as a Delaware corporation. All actions and resolutions of the Board and the Members, as applicable, taken or adopted from the inception of the Company prior to the Conversion Effective Time shall continue in full force and effect as if Facible's board of directors and the stockholders, respectively, had taken such actions and adopted such resolutions.

B.               As of the Conversion Effective Time, the LLC Agreement shall terminate and be of no further force and effect, and no party thereto shall have any further rights, duties or obligations pursuant to the LLC Agreement.

C.               The Conversion has been structured to be treated, for U.S. federal income tax purposes, as a reorganization described in Section 368(a)(1) of the Internal Revenue Code of 1986, as amended.

VIII.	Amendment or Termination

This Plan may be amended at any time prior to the Conversion Effective Time by the Company upon approval of the majority of its Board and the approval of the Requisite Members. The Conversion may be abandoned at any time prior to the Conversion Effective Time by the Company upon approval of the majority of its Board.

IX.	Governing Law

This Plan shall be governed by and construed under the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, having received the required approvals from the Board and the Requisite Members, hereby adopts this Plan as of the date set forth above:

FACIBLE BIODIAGNOSTICS LLC

Name:	Steven Burden
Title:	Chief Executive Officer

Exhibit A

Certificate of Conversion

CERTIFICATE OF CONVERSION

Pursuant to Section 265 of the Delaware General Corporation Law, the undersigned converting limited liability company does hereby submit this Certificate of Conversion for the purposes of converting to a business corporation.

1.	The jurisdiction where the limited liability company first formed is Delaware.

2.	The jurisdiction immediately prior to filing this Certificate of Conversion is Delaware.

3.	The date the limited liability company was first formed is March 28, 2019.

4.	The name of the limited liability company immediately prior to filing this Certificate of Conversion is “FACible BioDiagnostics LLC”.

5.	The name of the corporation set forth in the Certificate of Incorporation is “Facible BioDiagnostics, Inc.”.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting limited liability company has executed this Certificate of Conversion on this 25th day of April, 2022.

FACIBLE BIODIAGNOSTICS LLC

Name:	Steven Burden
Title:	Chief Executive Officer